Exhibit 99.1

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
(513) 534-4153 (media)
Jim Eglseder
(513) 534-8424 (analysts)
Laura Wehby
	(513) 534-7407 (analysts)	September 21, 2012

Board of Directors Appoints CEO Kabat to Vice Chair;

COO Carmichael Promoted to Bancorp President

Cincinnati – Fifth Third Bancorp’s (Nasdaq: FITB) Board of Directors today announced that it has given Kevin T. Kabat the additional title of vice chairman, effective immediately. Kabat will continue to serve as chief executive officer, a position he has held since 2007, and as a board member.

“The Board is pleased that Kevin will add the additional title of vice chairman, given his outstanding leadership and performance during the most challenging time in our industry’s history,” said William Isaac, chairman of the Fifth Third Bancorp Board of Directors. “The Board has the utmost confidence in Kevin and in his ability to lead our Company now and in the future and this new title reflects that confidence.”

Isaac added that the structure of the Board of Directors will remain the same, with a non-executive chairman and an independent lead director.

Also today Kevin Kabat announced that the Board of Directors has promoted Greg Carmichael to president and COO, effective immediately.

Carmichael has served as chief operating officer since 2006. In 2008 he assumed responsibility for Fifth Third Mortgage Company, Consumer Finance and Dealer Finance and in 2009 his responsibilities were expanded to include the Retail Bank, Investment Advisors, Business Banking and all affiliates and markets. With his promotion to president, Carmichael will now have additional responsibility for the National Commercial Line of Business.

“Greg’s promotion to president recognizes his outstanding performance the past several years in driving company performance in our affiliates and throughout the lines of business,” said Kabat. “He has driven extraordinary results in a time of unprecedented challenges. Bringing the national commercial business under his leadership will more fully align our business lines and distribution capabilities.”

Carmichael began his career at Fifth Third in 2003 as executive vice president and chief information officer. During his tenure, he has assumed leadership positions overseeing Strategic Planning, Operations, Strategic Sourcing and Distribution Strategies. Prior to joining Fifth Third, he served as vice president and chief information officer for Emerson Electric, and held management roles with General Electric. A native of Cincinnati, Carmichael received his bachelor’s degree in computer science from the University of Dayton, and his MBA from Central Michigan University.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $118 billion in assets and operates 15 affiliates with 1,320 full-service Banking

Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,409 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 39% interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2012, had $291 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.” Fifth Third Bank. Member FDIC.

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